Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT Announces $810 Million Order for New Boeing Aircraft
Expands Fleet with Five 787 Dreamliners

NEW YORK, July 5, 2007 - CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today announced that CIT Aerospace, a unit of CIT, has signed contracts with Boeing for five 787 Dreamliners, valued at approximately $810 million at list prices.

The purchase will double the number of 787 Dreamliners on order by CIT Aerospace. CIT owns or finances a fleet of more than 300 aircraft, including 31 Boeing Next-Generation 737s. The company has an additional 10 Next Generation 737 aircraft on backlog.

“There continues to be high market demand for twin-aisle, more fuel efficient aircraft,” said C. Jeffrey Knittel, President of CIT Transportation Finance. “We are confident that the 787 Dreamliner will deliver the level of technological innovation and comfort that our customers demand.”

“Boeing is proud of its successful partnership with CIT, a leader in aircraft leasing, to bring the benefits of the 787 Dreamliner to a widening operator base,” said John Feren, vice president of Sales, Leasing & Asset Management, Boeing Commercial Airplanes. “CIT’s decision to expand its Boeing 787 fleet reflects the continued confidence of the airplane leasing industry in the airplane’s overall value and capability.”

About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries as well as financial institutions.

About CIT

CIT Group Inc. (NYSE: CIT), a leading global commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,500 employees in locations throughout North America, Europe, Latin America and Asia Pacific. www.cit.com

About the Boeing 787 Dreamliner

The 787 Dreamliner, which will enter service in 2008, provides passengers with a better flying experience and operators with a more efficient commercial jetliner. Using 20 percent less fuel per passenger than similarly sized airplanes, the 787 is designed for the environment with lower emissions and quieter takeoffs and landings. Inside the airplane, passengers will find a new interior environment with cleaner air, larger windows, more stowage space, improved lighting and other passenger-preferred conveniences. The 787 Dreamliner is the fastest-selling commercial airplane in history - 46 customers have announced 642 orders since its launch in April 2004. Overall, the 787 Dreamliner order book is valued at more than $100 billion at current list prices.

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CIT MEDIA CONTACTS:

Abby Cohn
CIT Aerospace
212-461-5713
abby.cohn@cit.com

C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@CIT.com

Steve Klimas
Investor Relations
973-535-3769
Steve.Klimas@cit.com

BOEING MEDIA CONTACTS

Marc Birtel
Boeing
International & Sales Communications,
206-766-2917
marc.r.birtel@boeing.com

Adam Morgan
Boeing
787 Communications
425-294-6103
adam.k.morgan@boeing.com

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